Exhibit 4.9(b)

$965,167,112.85 as of September 30, 2017	Effective Date: September 30th, 2017

AMENDED AND RESTATED REVOLVING PROMISSORY NOTE

The undersigned, QWEST CORPORATION, a Colorado corporation, whose address for the purposes of this Note is 100 CenturyLink Drive, Monroe, Louisiana 71203 (hereinafter called “Maker”), for value received, promises to pay to the order of CENTURYTEL INVESTMENTS OF TEXAS, INC., a Delaware corporation (hereinafter called “Payee”), at its address of 208 South Guadalupe Street, San Marcos, Texas 78666, or at such other place as Payee may hereafter designate, the sum $965,167,112.85 DOLLARS as of September 30, 2017 (the “Outstanding Principal Amount”) in lawful money of the United States of America, together with interest thereon at the rate herein specified.

Interest shall accrue on the Outstanding Principal Amount under this Note at the rate and be payable in accordance with the terms of this paragraph. On June 30st and December 31st (an “Interest Period”), Payee shall determine the outstanding balance of indebtedness owed by Maker pursuant to this Note as of the last day of such Interest Period (the “Outstanding Balance”) in accordance with the procedures set forth in the next paragraph. Interest shall be assessed for all principal amounts outstanding during an Interest Period in an amount equal to the Outstanding Balance on the last day of such Interest Period times the Applicable Interest Rate (as hereinafter defined).

For each Interest Period under this Note, the Outstanding Balance shall be calculated as follows: the Outstanding Balance from the last day of the prior Interest Period (or, in the case of the first Interest Period under this Note, the Outstanding Principal Amount) shall be (i) increased by an amount equal to the accrued and unpaid interest assessed on the last day of the previous Interest Period on the basis of the Outstanding Balance at the end of such Interest Period (except in the case of the first Interest Period hereunder for which no increase shall be made on the basis of this subsection (i)), (ii) increased by an amount equal to all obligations owed by the Maker to the Payee that accrued during the Interest Period, (iii) decreased by an amount equal to all obligations owed by the Payee to the Maker that accrued during the Interest Period, and (iv) decreased by any payments made by Maker to Payee during such Interest Period, including any payments made or deemed to be made on the last day of such Interest Period.

For purposes of the preceding paragraph, the term “Applicable Interest Rate” shall mean the weighted average interest rate on all of the outstanding debt of CenturyLink, Inc. and its subsidiaries on a consolidated basis.

Any interest that is unpaid on the last day of the Interest Period immediately following the Interest Period for which such interest has been calculated shall be capitalized on such date and shall thereafter begin to accrue interest as set forth herein. Except for interest that is accrued and capitalized as provided herein, all payments of principal and interest to be paid under this Note shall be made in U.S. Dollars and may, at the option of Maker, be paid by check mailed to the registered address of the holder of this Note or may be made via electronic transfer in immediately available funds.

The outstanding principal balance of this Note and the accrued interest thereon shall be due and payable on demand, but if no demand is made, then on June 30, 2022. Maker may prepay this Note, in full or in part, at any time without the payment of any prepayment premium or fee by paying to the holder all or a portion of the outstanding principal amount of the Note. This Note is a revolving note, and it is contemplated that (i) amounts may be borrowed, repaid and reborrowed hereunder so long as the aggregate principal amount outstanding hereunder does not at any time exceed the Maximum Committed Amount and (ii) by reason of prepayments hereon, there may be times when no indebtedness is owing hereunder; provided that, notwithstanding any such occurrence, this Note shall remain valid and shall be in full force and effect as to each principal advance made hereunder subsequent to each such occurrence. All amounts paid by Maker to Payee hereunder shall be applied first to interest hereunder with respect to the prior Interest Period and thereafter to the repayment of the principal amount outstanding under this Note.

If default is made in the payment of any installment of principal or interest hereof, as and when the same is or becomes due and such default remains unremedied for a period of three (3) days, or if Maker shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to convert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, (vi) take any corporate action for the purpose of effecting any of the foregoing or (vii) default under any credit agreement, note, guaranty, mortgage, pledge agreement, security agreement or other instrument evidencing or securing the payment of any obligation, direct, indirect or contingent relating to indebtedness for borrowed money such that the maturity date of the principal amount is accelerated, then in any such event, the holder of this Note may, at its option, declare all sums owing hereon at once due and payable.

If this Note is not paid at maturity, however such maturity may be brought about, and this Note is placed in the hands of an attorney for collection or if collection by suit or through any probate court, any bankruptcy court or by any other legal or judicial proceeding is sought, Maker agrees to pay all expenses incurred, including reasonable attorneys’ fees.

Maker and each and all other liable parties expressly and specifically, (i) severally waive grace, presentment for payment, demand for payment, notice of intent to accelerate and notice of acceleration, notice of dishonor, protest and notice of protest, notice of nonpayment, and any and all other notices, the filing of suit and diligence in collecting this Note or enforcing any of the security here for, (ii) severally agree to any substitution, subordination, exchange or release of any security held for the payment of this Note or any other obligation to the holder hereof and release of any party primarily or secondarily liable hereon, (iii) severally agree that the holder hereof shall not be required first to institute suit or exhaust its remedies hereon against Maker or other parties liable hereon or to enforce its rights against them or any security here for in order to enforce payment of this Note by any of them, and (iv) severally agree to any extension or postponement of time of payment of this Note and to any other indulgence with respect hereto without notice thereof to any of them.

The invalidity, or unenforceability in particular circumstances, of any provision of this Note shall not extend beyond such provision or such circumstances and no other provision of this Note shall be affected thereby.

It is the intention of Maker and Payee to conform strictly TO applicable usury laws. Accordingly, notwithstanding any provision to the contrary in this Note, the aggregate of all interest and any other charges or consideration constituting interest under applicable usury law that is taken, reserved, contracted for, charged or received under this Note, shall under no circumstances exceed the maximum amount of interest allowed by the usury law applicable to this loan transaction. If any excess interest charge or consideration in such respect is taken, reserved, contracted for, charged, received or provided for, or shall be adjudicated to be so taken, reserved, contracted for, charged, received or provided for, in this Note, whether by the terms of this Note or because the maturity of the indebtedness evidenced by this Note is accelerated for any reason, or in the event of any permitted prepayment, then in any such event (i) the provisions of this paragraph shall govern and control, (ii) neither Maker nor Maker’s successors or assigns or any other liable party shall be obligated to pay the amount of such interest to the extent that it is in excess of 1% below the applicable maximum rate permitted by Texas law (the “Maximum Rate”), (iii) any excess shall be deemed a mistake and canceled automatically and, if theretofore paid, shall be credited on this Note by the holder hereof (or if this Note shall have been paid in full, refunded to Maker) and (iv) the effective rate of interest shall be automatically subject to reduction to the Maximum Rate allowed as the usury law may now or hereafter be construed by courts of appropriate jurisdiction. Without limiting the foregoing, all calculations of the rate of interest taken, reserved, contracted for, charged received or provided for under this Note which are made for the purpose of determining whether the interest rate exceeds the Maximum Rate shall be made to the extent allowed by law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan evidenced hereby, all interest at any time taken, reserved, contracted for, charged, received or provided for under this Note. Amounts payable to attorneys for collection of amounts owed hereunder are deemed not to be interest.

All actions heretofore taken on behalf of the Maker and/or Payee in connection with the determination of the Applicable Interest Rate and/or calculation of the Outstanding Balance are hereby approved, ratified and confirmed in all respects as fully as if such actions had been presented to and approved by the directors and/or shareholders of the Maker and/or Payee prior to such actions being taken.

This Note is executed and delivered by Maker to Payee to amend and restate the obligations of Maker evidenced by that certain Revolving Promissory Note, dated as of April 18, 2012, executed by Maker and payable to the order of Payee (the “Original Note”). This Note shall constitute an amendment and restatement of the Original Note. This Note does not extinguish the outstanding indebtedness, liabilities or other obligations of Maker arising under the Original Note and does not constitute a novation or payment of any part of the indebtedness, liabilities or other obligations of Maker evidenced by the Original Note.

Except for the Original Note, this Note replaces and terminates any other Revolving Promissory notes between Maker and Payee.

[Signature Appears on the Following Page]

This Note shall be governed by the laws of the State of Texas.

MAKER:

QWEST CORPORATION

By: /s/ Stacey W. Goff
Name: Stacey W. Goff
Title: Executive Vice President, General Counsel
and Secretary

ACCEPTED AND AGREED

PAYEE:

CENTURYTEL INVESTMENTS OF TEXAS, INC.

By: /s/ Stacey W. Goff
Name: Stacey W. Goff
Title: Executive Vice President, Secretary and
Treasurer

[Signature Page Qwest A&R Promissory Note]